Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 600
Tulsa, Oklahoma 74119
(918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Production Resumed at Excel No. 3 Mine

Tulsa, Oklahoma, February 21, 2005 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that its wholly-owned MC Mining, LLC subsidiary resumed production operations earlier today at its Excel No. 3 mine, located in Pike County, Kentucky. The Excel No. 3 mine was temporarily idled on December 26, 2004, following the occurrence of a mine fire that originated along a belt conveyor line. (See ARLP Press Release, dated December 27, 2004.)

“Through the hard work and dedication of many, we have safely and successfully returned the Excel No. 3 mine to production,” said Charlie Wesley, Senior Vice President of Operations. “We are indebted to our employees, the local community and everyone involved throughout this entire effort. We are especially grateful to the Mine Safety and Health Administration and the Kentucky Office of Mine Safety and Licensing for their unwavering support and assistance. Their technical expertise and innovative efforts were instrumental in completing the recovery of Excel No. 3 well ahead of original expectations.”

After suppressing the fire, MC Mining employees and mine rescue teams began the initial recovery of the Excel No. 3 mine with the construction of temporary and permanent barriers designed to completely contain and isolate the area of the mine affected by the fire. (See ARLP Press Releases, dated January 7 and January 14, 2005.) Once these barriers were completed and the mine was safely ventilated, MC Mining crews initiated efforts to repair and rehabilitate the Excel No. 3 mine infrastructure. Sufficient rehabilitation of the mine infrastructure was completed over the weekend which allowed MC Mining to return the Excel No. 3 mine to production earlier today. It is currently anticipated that rehabilitation of the mine will be completed over the next three to five weeks with a gradual return to full production by the end of the first quarter.

The Excel No. 3 mine is an underground mining complex that employs approximately 250 workers. The mine produces low-sulfur coal from the Pond Creek coal seam utilizing continuous mining units and room-and-pillar techniques. Production from the mine during 2004 averaged approximately 160,000 tons per month.

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding the business risks that could affect our results.

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Alliance Resource Partners is the nation’s only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates mining complexes in Illinois, Indiana, Kentucky and Maryland.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk of major mine-related accidents or interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance; and risks associated with our 10.0% participation (excluding any applicable deductible) in the commercial property program.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 12, 2004 with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

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